Exhibit 10.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 15, 2011, is by and among CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2, LP, a Delaware limited partnership (“CCIP/2”), AIMCO CCIP/2 MERGER SUB LLC, a Delaware limited liability company (the “Aimco Subsidiary”), and AIMCO PROPERTIES, L.P., a Delaware limited partnership (“Aimco OP”).

WHEREAS, CCIP/2, the Aimco Subsidiary and Aimco OP have entered into that certain Agreement and Plan of Merger (the “Prior Agreement”), dated as of July 28, 2011;

WHEREAS, each of CCIP/2, the Aimco Subsidiary and Aimco OP has determined that it is advisable to amend and restate the Prior Agreement as set forth herein;

WHEREAS, ConCap Equities, Inc., the general partner of CCIP/2 (“ConCap”) and owner of the Series A general partner interest (the “Series A GP Interest”) of CCIP/2, has determined that the Merger (as defined below) of the Aimco Subsidiary with and into CCIP/2, with CCIP/2 as the surviving entity, is advisable, fair to and in the best interests of CCIP/2 and its partners;

WHEREAS, Aimco OP, the sole member of the Aimco Subsidiary, has determined that the Merger of the Aimco Subsidiary with and into CCIP/2, with CCIP/2 as the surviving entity, is advisable, fair to and in the best interests of the Aimco Subsidiary and its member;

WHEREAS the Board of Directors of AIMCO-GP, Inc., the general partner of Aimco OP (“AIMCO-GP”), has determined that the Merger of the Aimco Subsidiary with and into CCIP/2, with CCIP/2 as the surviving entity, is advisable, fair to and in the best interests of Aimco OP and its partners; and

WHEREAS, CCIP/2, the Aimco Subsidiary and Aimco OP desire to enter into this Agreement to evidence the terms, provisions, representations, warranties, covenants and conditions upon which the Merger will be consummated.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the adequacy, sufficiency, and receipt of which are hereby acknowledged, CCIP/2, the Aimco Subsidiary and Aimco OP hereby agree to amend and restate the Prior Agreement as follows:

SECTION 1. The Merger. Subject to the terms and conditions set forth herein, the Aimco Subsidiary shall be merged with and into CCIP/2 (the “Merger”), and CCIP/2 shall be the surviving entity of the Merger (the “Surviving Entity”). The Merger will have the effects specified in this Agreement, section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRULPA”), and section 18-209 of the Delaware Limited Liability Company Act, as amended (the “DLLCA”).

SECTION 2. General Partner. ConCap will be the sole general partner of the Surviving Entity.

SECTION 3. Certificate. As soon as practicable after the approval of this Agreement by a majority in interest of each class or series of limited partnership interests of CCIP/2, CCIP/2 shall cause to be filed a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Office of the Secretary of State of the State of Delaware pursuant to section 17-211 of the DRULPA and section 18-209 of the DLLCA. The Merger shall become effective at such time as the Certificate of Merger has been accepted for record by the Secretary of State of the State of Delaware (the “Effective Time”).

SECTION 4. Limited Partnership Agreement. The agreement of limited partnership of CCIP/2 as in effect immediately prior to the consummation of the Merger (the “Partnership Agreement”) shall be the agreement of limited partnership of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable law. The general partner and each limited partner of the Surviving Entity shall have the rights under, be bound by and be subject to the terms and conditions of, the Partnership Agreement, as a general partner or limited partner, as applicable.

SECTION 5. Treatment of Interests in CCIP/2.

(a) Limited Partners’ Interests.

(i) In connection with the Merger and in accordance with the procedures set forth in Section 5(a)(iii) of this Agreement, each Series A unit of limited partnership interest of CCIP/2 (each a “Series A Unit”) outstanding immediately prior to the Effective Time and held by limited partners of CCIP/2, except Series A Units held by limited partners who have perfected their appraisal rights pursuant to Exhibit A hereto, shall be converted into the right to receive, at the election of the limited partner, either (x) $8.27 in cash (the “Cash Consideration”) or (y) a number of partnership common units of Aimco OP calculated by dividing $8.27 by the average closing price of Apartment Investment and Management Company common stock, as reported on the New York Stock Exchange, over the ten consecutive trading days ending on the second trading day immediately prior to the Effective Time (the “OP Unit Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

(ii) Notwithstanding Section 5(a)(i) of this Agreement, if Aimco OP determines that the law of the state or other jurisdiction in which a limited partner resides would prohibit the issuance of partnership common units of Aimco OP in that state or other jurisdiction (or that the registration or qualification in that state or jurisdiction would be prohibitively costly), then such limited partner will only be entitled to receive the Cash Consideration for each Series A Unit.

(iii) Aimco OP shall prepare a form of election (the “Election Form”) describing the Merger and pursuant to which each limited partner of CCIP/2 will have the right to elect to receive either the Cash Consideration or the OP Unit Consideration (subject to Section 5(a)(ii) of this Agreement) with respect to all of the Series A Units held by such limited partner. Each limited partner of CCIP/2 must make the same election with respect to all of his or her Series A Units. Aimco OP shall mail, or cause to be mailed, an Election Form to each limited partner, together with any other materials that Aimco OP determines to be necessary or prudent, no later than ten (10) days after the Effective Time. An election to receive the Cash Consideration or the OP Unit Consideration shall be effective only if a properly executed Election Form is received by Aimco OP or its designees prior to 5:00 p.m., New York time, on the day that is thirty (30) days after the mailing of such Election Form by Aimco OP. If a limited partner fails to return a duly completed Election Form within the time period specified in the Election Form, such holder shall be deemed to have elected to receive the Cash Consideration. In addition, each limited partner that resides in a state or other jurisdiction that Aimco OP determines would prohibit the issuance of partnership common units of Aimco OP (or in which registration or qualification would be prohibitively costly) will be deemed to have elected the Cash Consideration. CCIP/2, the Aimco Subsidiary and Aimco OP agree that limited partners shall have the right to revoke any election made in connection with the Merger at any time prior to the expiration of the time period stated in the Election Form. Aimco OP and ConCap, by mutual agreement, shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of Election Forms and the issuance and delivery of the Merger Consideration, as applicable.

(b) General Partner’s Interests. Each Series A GP Interest of CCIP/2 outstanding immediately prior to consummation of the Merger shall remain outstanding and unchanged, with all of the rights set forth in the Partnership Agreement.

2

SECTION 6. Treatment of Interests in Aimco Subsidiary. The entire membership interest in the Aimco Subsidiary immediately prior to the Effective Time shall be converted into all of the Series A Units of the Surviving Entity.

SECTION 7. Appraisal Rights. In connection with the Merger, the holders of Series A Units immediately prior to the Merger shall have the appraisal rights set forth in Exhibit A hereto.

SECTION 8. Covenants. Aimco OP agrees to pay for, or reimburse CCIP/2 for, all expenses incurred by CCIP/2 in connection with the Merger. Aimco OP agrees to pay cash or issue and deliver common units of Aimco OP to the former holders of Series A Units, in accordance with Section 5(a) of this Agreement.

SECTION 9. Conditions to the Merger.

(a) The Merger shall not occur unless and until the Merger has been approved or consented to by a majority in interest of each class or series of limited partnership interests of CCIP/2.

(b) Notwithstanding any provisions of this Agreement to the contrary, none of the parties hereto shall be required to consummate the transactions contemplated hereby if any third-party consent, authorization or approval that any of the parties hereto deem necessary or desirable in connection with this Agreement, or the consummation of the transactions contemplated hereby, has not been obtained or received.

SECTION 10. Tax Treatment. The parties hereto intend and agree that, for Federal income tax purposes, (i) any payment of cash for Series A Units shall be treated as a sale of such Series A Units by such holder and a purchase of such Series A Units by Aimco OP for the cash so paid under the terms of this Agreement in accordance with the guidelines set forth in Treas. Reg. Sections 1.708-1(c)(3) and 1.708-1(c)(4), and (ii) each such holder of Series A Units who accepts cash explicitly agrees and consents to such treatment. Furthermore, the parties hereto intend and agree that, for Federal income tax purposes, (x) any holder of Series A Units receiving partnership common units of Aimco OP under the terms of this Agreement shall be treated as receiving the partnership common units of Aimco OP pursuant to a distribution in complete liquidation of such holder’s interest in CCIP/2, and (y) each such holder of Series A Units who accepts partnership common units of Aimco OP explicitly agrees and consents to such treatment. Any cash and/or partnership common units of Aimco OP to which a holder of Series A Units is entitled pursuant to this Agreement shall be paid only after the receipt of a consent from such holder that, for Federal income tax purposes, the receipt of cash and/or partnership common units of Aimco OP shall be treated as described in this Section 10.

SECTION 11. Further Assurances. From time to time, as and when required by the Surviving Entity or by its successors and assigns, there shall be executed and delivered on behalf of the Aimco Subsidiary such deeds and other instruments, and there shall be taken or caused to be taken by the Aimco Subsidiary all such further actions, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Entity the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Aimco Subsidiary, and otherwise to carry out the purposes of this Agreement, and the officers and directors of ConCap are fully authorized in the name and on behalf of Aimco Subsidiary or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

SECTION 12. Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the consummation of the Merger with respect to any of the terms contained herein.

SECTION 13. Abandonment. At any time prior to consummation of the Merger, this Agreement may be terminated and the Merger may be abandoned without liability to any party hereto by

3

any of the Aimco Subsidiary, Aimco OP or CCIP/2, in each case, acting in its sole discretion and for any reason or for no reason, notwithstanding approval of this Agreement by any of the members of the Aimco Subsidiary, the partners of CCIP/2 or the general partner of Aimco OP.

SECTION 14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the conflict of law provisions thereof.

SECTION 15. No Third-Party Beneficiaries. No provision of this Agreement is intended to confer upon any person, entity, or organization other than the parties hereto any rights or remedies hereunder, other than the appraisal rights given to holders of Series A Units pursuant to Section 7 of this Agreement.

4

IN WITNESS WHEREOF, CCIP/2, the Aimco Subsidiary and Aimco OP have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2, LP

By:	ConCap Equities, Inc., Its General Partner

	By:	/s/ Trent A. Johnson
		Name:	Trent A. Johnson
		Title:	Vice President and Assistant General Counsel

AIMCO CCIP/2 MERGER SUB LLC

By:	AIMCO Properties, L.P., Its Sole Member

	By:	AIMCO-GP, Inc., Its General Partner

		By:	/s/ Trent A. Johnson
			Name:	Trent A. Johnson
			Title:	Vice President and Assistant General Counsel

AIMCO PROPERTIES, L.P.

By:	AIMCO-GP, Inc., Its General Partner

	By:	/s/ Trent A. Johnson
		Name:	Trent A. Johnson
		Title:	Vice President and Assistant General Counsel

EXHIBIT A

Appraisal Rights of Limited Partners

Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Amended and Restated Agreement and Plan of Merger, dated as of November 15, 2011 (the “Merger Agreement”), by and among Consolidated Capital Institutional Properties/2, LP, a Delaware limited partnership (“CCIP/2”), AIMCO CCIP/2 Merger Sub LLC, a Delaware limited liability company (the “Aimco Subsidiary”), and AIMCO Properties, L.P., a Delaware limited partnership (“Aimco OP”), pursuant to which the Aimco Subsidiary shall be merged with and into CCIP/2, with CCIP/2 surviving (the “Merger”). In connection with the Merger, limited partners of CCIP/2 shall have the following appraisal rights:

(a) Any limited partner who holds Series A Units on the effective date of the Merger who has not consented to the Merger (the “Nonconsenting Limited Partners”) and who has otherwise complied with paragraph (b) hereof shall be entitled to an appraisal by arbitration of the fair value of the Nonconsenting Limited Partner’s Series A Units. This arbitration shall be conducted in Denver, Colorado, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), excluding the Procedures for Large, Complex Commercial Disputes, by a single arbitrator selected by Aimco OP from a panel of AAA arbitrators who are qualified to value investment interests in commercial real estate. Any action for judicial review or enforcement of the arbitration award shall be brought in a court of competent jurisdiction located in Denver, Colorado.

(b) Within 10 days after the effective date of the Merger, Aimco OP shall notify each of the Nonconsenting Limited Partners of the consummation of the Merger, the effective date of the Merger and that appraisal rights are available for any or all Series A Units held by Nonconsenting Limited Partners, and shall include in such notice a copy of this Exhibit A. Such notice shall include an Election Form pursuant to which Nonconsenting Limited Partners may elect an appraisal by arbitration of the fair value of their Series A Units pursuant to paragraph (a) hereof. Any limited partner who holds Series A Units on the effective date of the Merger and who has not consented to the Merger shall be entitled to receive such notice and may, within 30 days after the date of mailing of such notice (such 30th day being the “Election Deadline”), demand from Aimco OP the appraisal of his or her Series A Units by making the appropriate election in the Election Form in accordance with the instructions thereto. Each completed Election Form must be delivered to the address, and within the time period, specified in the instructions to the Election Form. If a Nonconsenting Limited Partner fails to properly complete an Election Form or return it to the correct address within the specified time period, such Nonconsenting Limited Partner shall be deemed to have elected not to seek an appraisal of his or her Series A Units, and will be deemed to have elected the Cash Consideration.

(c) At any time prior to the Election Deadline, any Nonconsenting Limited Partner who has made a demand for appraisal of his or her Series A Units shall have the right to withdraw his or her demand for appraisal and to accept the Cash Consideration payable pursuant to the Merger Agreement. Nonconsenting Limited Partners who wish to withdraw their demands must do so in writing delivered to AIMCO Properties, L.P., c/o Eagle Rock Proxy Advisors, LLC, by mail at 12 Commerce Drive, Cranford, New Jersey, 07016, or by fax at (908) 497-2349. At any time within 20 days after the Election Deadline, any Nonconsenting Limited Partner who has complied with the requirements of subsections (a) and (b) hereof, upon written request, shall be entitled to receive from Aimco OP a statement setting forth the aggregate number of Series A Units with respect to which Nonconsenting Limited Partners have made demands for appraisal and the aggregate number of holders of such Series A Units. Such written statement shall be mailed to the Nonconsenting Limited Partner within 10 days after such Nonconsenting Limited Partner’s written request for such a statement is received by Aimco OP or within 20 days after the Election Deadline, whichever is later.

(d) Upon the submission of any such demand by a Nonconsenting Limited Partner, Aimco OP shall, within 40 days after the Election Deadline, submit to the arbitrator a duly verified list containing the names and addresses of all Nonconsenting Limited Partners who have demanded payment for their Series A Units and with whom agreements as to the value of their Series A Units have not been reached with Aimco OP. The arbitrator shall give notice of the time and place fixed for the hearing of such demand by registered or certified mail to Aimco OP and to the Nonconsenting Limited Partners shown on the list at the addresses therein stated. The forms of the notices shall be approved by the arbitrator, and the costs of the preparation and mailing thereof shall be borne by Aimco OP.

(e) At the hearing on such demand, the arbitrator shall determine as to each of the Nonconsenting Limited Partners whether the Nonconsenting Limited Partner is entitled to appraisal rights hereunder.

(f) After determining the Nonconsenting Limited Partners entitled to an appraisal, the arbitrator shall appraise the Series A Units, determining their fair value, as of the date of the Merger, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the arbitrator shall take into account all factors relevant to the issue of fair value of the Series A Units, using the legal standard of fair value that would apply if the Nonconsenting Limited Partner were a stockholder in a corporation entitled to appraisal rights as a result of a corporate merger under the corporation laws of the state of Delaware. Unless the arbitrator in his or her discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge), as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. Upon application by Aimco OP or by any Nonconsenting Limited Partner entitled to participate in the appraisal proceeding, the arbitrator may, in his or her discretion, proceed with the appraisal prior to the final determination of the Nonconsenting Limited Partners’ entitlement to appraisal rights hereunder. Any Nonconsenting Limited Partner whose name appears on the list submitted by Aimco OP pursuant to paragraph (d) hereof may participate fully in all proceedings until it is finally determined that such Nonconsenting Limited Partner is not entitled to appraisal rights hereunder.

(g) The arbitrator shall direct the payment of the fair value of the Series A Units (which will be paid only in cash), together with interest, if any, by Aimco OP to the Nonconsenting Limited Partners entitled thereto. Payment shall be so made to each such Nonconsenting Limited Partner upon the receipt by Aimco OP of the written consent from such Nonconsenting Limited Partner that, for federal income tax purposes, the issuance of cash for the Series A Units shall be treated as a sale of the Series A Units by the owner and a purchase of such Series A Units by Aimco OP for the cash consideration so paid under the terms of the Merger Agreement in accordance with the guidelines set forth in Treas. Reg. Sections 1.708-1(c)(3) and 1.708-1(c)(4) and the release described in (i) hereof.

(h) The costs of the proceeding may be determined by the arbitrator and taxed upon the parties as the arbitrator deems equitable in the circumstances. Upon application of a Nonconsenting Limited Partner, the arbitrator may order all or a portion of the expenses incurred by any Nonconsenting Limited Partner in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the interests entitled to an appraisal.

(i) Any Nonconsenting Limited Partner who has made a demand for appraisal of his or her Series A Units and who has not withdrawn the demand before the Election Deadline shall be deemed to have entered into a binding contract with Aimco OP to accept the fair value awarded by the arbitrator in exchange for his or her Series A Units, plus any interest as provided herein. The award of fair value, plus any interest, to the Nonconsenting Limited Partners shall be exclusive of and in lieu of any other right, claim or remedy under state or federal law that the Nonconsenting Limited Partner may have with respect to his or her Series A Units whether under the Merger Agreement or otherwise and whether against CCIP/2, ConCap, Aimco-GP, Apartment Investment and Management Company, Aimco OP, or any other person or entity, and the Nonconsenting Limited Partner shall execute and deliver a release of all other such rights, claims and remedies in exchange for payment of the award.

(j) From and after the effective date of the Merger, no Nonconsenting Limited Partner who has demanded appraisal rights as provided in paragraph (b) hereof shall be entitled to vote such Series A Units for any purpose or to receive payment of distributions on such interests (except distributions payable as of a record date prior to the effective date of the Merger); provided, however, that if such Nonconsenting Limited Partner shall deliver to AIMCO Properties, L.P., c/o Eagle Rock Proxy Advisors, LLC, by mail at 12 Commerce Drive, Cranford, New Jersey, 07016, or by fax at (908) 497-2349, a written withdrawal of such Nonconsenting Limited Partner’s demand for an appraisal and an acceptance of the Cash Consideration payable pursuant to the Merger Agreement, either as provided in paragraph (c) hereof or thereafter with the written approval of Aimco OP, then the right of such Nonconsenting Limited Partner to an appraisal shall cease. The appraisal proceeding may also be dismissed as to any Nonconsenting Limited Partner with the agreement or consent of Aimco OP upon such terms as the two parties may agree. Except as provided in the two foregoing sentences, no appraisal proceeding before the arbitrator shall be dismissed as to any Nonconsenting Limited Partner without the approval of the arbitrator, and such approval may be conditioned upon such terms as the arbitrator deems just.